Exhibit 99.3

To the Limited Partners of

PGR Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

/s/ Patrick T. Egan
By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
General Partner,
PGR Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

Report of Independent Registered Public Accounting Firm

To the General Partner of PGR Master Fund L.P.,

Opinion on the Financial Statements

We have audited the accompanying statement of financial condition (in liquidation) of PGR Master Fund L.P. (the “Partnership”), as of December 31, 2017, and the related statements of income and expenses (in liquidation) and changes in partners’ capital (in liquidation) for the year ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2017, and the results of its operations and changes in its partners’ capital for the year ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

The statement of financial condition, including the condensed schedule of investments, as of December 31, 2016, and the related statements of income and expenses, and changes in partners’ capital for the years ended December 31, 2016 and 2015 were audited by another independent registered public accounting firm whose report, dated March 24, 2017, expressed an unqualified opinion on those statements.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of the Partnership’s internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Liquidation Basis of Accounting

As described in Note 1 to the financial statements, the General Partner of the Partnership terminated operations of the Partnership and determined liquidation is imminent. As a result, the Partnership changed its basis of accounting from the going concern basis to a liquidation basis. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

We have served as the auditor of the Partnership since 2017.

Boston, MA

March 22, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of PGR Master Fund L.P.:

We have audited the accompanying statements of financial condition of PGR Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2016 and 2015, and the related statements of income and expenses and changes in partners’ capital for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of PGR Master Fund L.P. as of December 31, 2016 and 2015, and the results of its operations and changes in its partners’ capital for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
March 24, 2017

PGR Master Fund L.P.

Statements of Financial Condition

December 31, 2017 (termination of operations) (liquidation basis)

and 2016

	December 31,	December 31,
	2017*	2016
Assets:
Equity in trading account:
Unrestricted cash (Note 3c)	$7,502,405	$14,419,927
Restricted cash (Note 3c)	-	3,280,032

Total equity in trading account	7,502,405	17,699,959
Cash at bank (Note 1)	-	217
Expense reimbursement (Note 3c)	-	7,217

Total assets	$7,502,405	$17,707,393

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open futures contracts	$-	$19,713
Accrued expenses:
Professional fees	21,875	30,360
Liquidation redemptions payable (Note 10)	7,480,530	-

Total liabilities	7,502,405	50,073

Partners’ Capital:
General Partner	-	-
Limited Partners	-	17,657,320

Total partners’ capital (net asset value)	-	17,657,320

Total liabilities and partners’ capital	$7,502,405	$17,707,393

* Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

PGR Master Fund L.P.

Condensed Schedule of Investments

December 31, 2016

	Number of		% of Partners’
	Contracts	Fair Value	Capital
Futures Contracts Purchased
Energy	59	$60,152	0.34%
Grains	15	(25,262)	(0.14)
Indices	265	43,786	0.25
Interest Rates Non-U.S.	41	27,881	0.16
Metals	38	(112,375)	(0.64)
Softs	20	14,030	0.08

Total futures contracts purchased		8,212	0.05

Futures Contracts Sold
Currencies	198	(20,021)	(0.11)
Energy	22	22,620	0.13
Grains	64	4,935	0.03
Interest Rates U.S.	205	(67,750)	(0.38)
Interest Rates Non-U.S.	391	(39,930)	(0.23)
Metals	49	(15,105)	(0.09)
Softs	49	87,326	0.49

Total futures contracts sold		(27,925)	(0.16)

Net unrealized depreciation on open futures contracts		$(19,713)	(0.11)%

See accompanying notes to financial statements.

PGR Master Fund L.P.

Statements of Income and Expenses

For the Years Ended December 31, 2017 (termination of operations) (liquidation basis),

2016 and 2015

	2017*	2016	2015
Investment Income:
Interest income	$67,897	$37,912	$4,505

Expenses:
Clearing fees (Note 3c)	112,627	85,855	37,940
Professional fees	41,396	73,740	86,255

Total expenses	154,023	159,595	124,195
Expense reimbursements (Note 3c)	(63,856)	(85,612)	(55,989)

Net expenses	90,167	73,983	68,206

Net investment loss	(22,270)	(36,071)	(63,701)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(1,247,474)	(1,719,903)	1,766,832
Net change in unrealized gains (losses) on open contracts	27,456	12,393	(1,404,523)

Total trading results	(1,220,018)	(1,707,510)	362,309

Net income (loss)	$(1,242,288)	$(1,743,581)	$298,608

* Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

PGR Master Fund L.P.

Statements of Changes in Partners’ Capital

For the Years Ended December 31, 2017 (termination of operations) (liquidation basis),

2016 and 2015

Partners’
Capital
Partners’ Capital, December 31, 2014	$13,371,816
Subscriptions	10,000,000
Redemptions	(2,270,297)
Distribution of interest income to feeder funds	(1,892)
Net income (loss)	298,608

Partners’ Capital, December 31, 2015	21,398,235
Subscriptions	6,190,444
Redemptions	(8,157,644)
Distribution of interest income to feeder funds	(30,134)
Net income (loss)	(1,743,581)

Partners’ Capital, December 31, 2016	17,657,320
Subscriptions	350,000
Redemptions	(16,697,135)
Distribution of interest income to feeder funds	(67,897)
Net income (loss)	(1,242,288)

Partners’ Capital, December 31, 2017*	$-

* Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

PGR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

1.	Organization:

PGR Master Fund L.P. (the “Master”) was a limited partnership organized under the partnership laws of the State of Delaware to engage in the speculative trading of a diversified portfolio of commodity interests including futures, option, swap and forward contracts. The sectors traded included currencies, energy, grains, indices, U.S. and non-U.S. interest rates, livestock, metals and softs. The commodity interests that were traded by the Master were volatile and involved a high degree of market risk. The General Partner (as defined below) was permitted to invest up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Master terminated operations on December 31, 2017. As a result, the Master changed its basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Master to record assets and liabilities at values to be received or paid in liquidation. The Master was liquidated in accordance with the terms of the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

Ceres Managed Futures LLC, a Delaware limited liability company, acted as the general partner (the “General Partner”) and commodity pool operator of the Master. As of January 1, 2017, the General Partner became a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). MSD Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to January 1, 2017, the General Partner was a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC. Prior to its termination on December 31, 2017, all trading decisions for the Master were made by the Advisor (as defined below).

On November 1, 2010 (commencement of trading operations), Diversified 2000 Futures Fund L.P. (“Diversified 2000”) allocated a portion of its capital to the Master. On December 1, 2011, Morgan Stanley Smith Barney Spectrum Strategic L.P. (“Spectrum Strategic”) allocated a portion of its capital to the Master. On September 1, 2016, Global Diversified Futures Fund L.P. (“Global Diversified”) allocated a portion of its capital to the Master. The Master permitted commodity pools managed by PGR Capital LLP (the “Advisor”) using the Mayfair Program, the Advisor’s proprietary, systematic trading system, to invest together in one trading vehicle. From September 1, 2011 until its termination effective December 31, 2017, the Advisor traded the Master’s assets at a level that was up to 1.5 times the amount of such assets.

During the periods covered by this report, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant. The Master also deposited a portion of its unrestricted cash in a non-trading bank account at JPMorgan Chase Bank, N.A.

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnished certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintained certain books and records of the Master.

On December 18, 2017, the General Partner terminated the management agreement (the “Management Agreement”) by and among the Advisor, the Master and the General Partner effective the close of business on December 31, 2017. As a result, the Master changed its basis of accounting from going concern to the liquidation basis.

Prior to its termination on December 31, 2017 and as of December 31, 2016, the Master operated under a “master/feeder” structure where its investors consisted of Diversified 2000, Spectrum Strategic and Global Diversified (each a “Feeder”, and collectively, the “Funds”). Diversified 2000, Spectrum Strategic and Global Diversified each owned approximately 36.3%, 41.7% and 22.0% of the Master based on its pre-liquidation net asset value at December 31, 2017, respectively. Diversified 2000, Spectrum Strategic and Global Diversified each owned approximately 35.3%, 45.5% and 19.2% of the Master at December 31, 2016, respectively.

PGR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and those differences could be material.

The financial statements of the Master as of December 31, 2017 and for the year ended December 31, 2017 are prepared using the liquidation basis of accounting. The liquidation basis of accounting requires the Master to record assets and liabilities at the values expected to be received or paid in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Master’s carrying value of assets and liabilities or its results of operations. All carrying values are expected to be realized by the Master during liquidation. The liquidation basis of accounting also requires the financial statements to include a statement of net assets available to shareholders or changes in net assets available. The Statement of Changes in Partners’ Capital (included herein) presents the same information and thus the financial statements include a statement of changes in net assets available to shareholders for the year ended December 31, 2017.

b.

Statement of Cash Flows. The Master did not provide a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Partners’ Capital is included herein, and for the years ended December 31, 2017, 2016 and 2015, the Master carried no debt and all of the Master’s investments were carried at fair value and classified as Level 1 or Level 2 measurements.

c.

Master’s Investments. All commodity interests held by the Master, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The commodity interests were recorded on the trade date and open contracts were recorded at fair value (as described in Note 5, “Fair Value Measurements”) at the measurement date. Investments in commodity interests denominated in foreign currencies were translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses were realized when contracts were liquidated and were determined using the first-in, first-out method. Net unrealized gains or losses on open contracts were included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses were included in the Statements of Income and Expenses. The Master did not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in total trading results in the Statements of Income and Expenses.

Master’s Cash. The Master’s cash included cash denominated in foreign currencies of $541,576 (cost of $549,319) at December 31, 2016. The Master’s cash did not contain any cash denominated in foreign currencies at December 31, 2017.

d.

Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests were determined on each valuation day and allocated pro-rata among the Funds at the time of such determination.

PGR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

e.

Income Taxes. Income taxes have not been recorded as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The Master followed the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Master’s tax returns to determine whether the tax positions were “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold would have been recorded as a tax benefit or liability in the Statements of Financial Condition for the current year. If a tax position did not meet the minimum statutory threshold to avoid the incurring of penalties, an expense for the amount of the statutory penalty and interest, if applicable, was recognized in the Statements of Income and Expenses in the years in which the position was claimed or was expected to be claimed. The General Partner has concluded that there were no significant uncertain tax positions that would have required recognition in the financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2014 through 2017 tax years remain subject to examination by U.S. federal and most state tax authorities.

f.

Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Master had been deemed to be an investment company since inception. Accordingly, the Master followed the investment company accounting and reporting guidance of Topic 946 and reflected its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administered the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master. The Limited Partnership Agreement was in effect until December 31, 2017.

b.	Management Agreement:

The General Partner, on behalf of the Master, entered into the Management Agreement with the Advisor, a registered commodity trading advisor. The Advisor was not affiliated with the General Partner or MS&Co. and was not responsible for the organization or operation of the Master. The Management Agreement provided that the Advisor had sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement were borne by the Funds. The Management Agreement was in effect until December 31, 2017, when the Master terminated operations.

PGR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

c.	Customer Agreement:

The Master entered into a customer agreement with MS&Co. (the “Customer Agreement”).

Under the Customer Agreement, the Master paid MS&Co. trading fees for the clearing and, where applicable, execution of transactions as well as exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively, the “clearing fees”), which were borne by the Master and allocated to the Funds. All other fees were borne by the Funds. All of the Master’s assets available for trading in commodity interests were deposited in the Master’s brokerage account at MS&Co. The Master’s cash deposited with MS&Co. was held in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. The Master’s restricted cash was equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. At December 31, 2017 and 2016, the amount of cash held by the Master for margin requirements was $0 and $3,280,032, respectively. Cash that is not classified as restricted cash is therefore classified as unrestricted cash. The Customer Agreement was in effect until December 31, 2017, when the Master terminated operations.

Spectrum Strategic’s General Partner administrative fees included clearing fees that were charged to the Master. Therefore, the Master received monthly expense reimbursements that the General Partner was contractually obligated to pay, on clearing fees incurred during such month, as shown in the Statements of Income and Expenses as expense reimbursements, based on the beginning of the month Partners’ capital allocation percentage for Spectrum Strategic’s investment in the Master.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement gave the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master netted, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts in the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” were met.

All of the commodity interests owned by the Master were held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2017 (termination of operations) and 2016 were 695 and 1,161, respectively.

PGR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

The following table summarizes the gross and net amounts recognized relating to the assets and liabilities of the Master’s derivatives and their offsetting subject to master netting agreements or similar arrangements as of December 31, 2016. The Master did not hold any derivative instruments as of December 31, 2017 (termination of operations).

		Gross Amounts	Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in the	Statements of Financial Condition
		Statements of	Statements of		Cash Collateral
	Gross Amounts	Financial	Financial	Financial	Received/
December 31, 2016	Recognized	Condition	Condition	Instruments	Pledged*	Net Amount
Assets
Futures	$512,186	$(512,186)	$-	$-	$-	$-

Total assets	$512,186	$(512,186)	$-	$-	$-	$-

Liabilities
Futures	$(531,899)	$512,186	$(19,713)	$-	$-	$(19,713)

Total liabilities	$(531,899)	$512,186	$(19,713)	$-	$-	$(19,713)

Net fair value						$(19,713)	*

*

In the event of default by the Master, MS&Co., the Master’s commodity futures broker and the sole counterparty to the Master’s non-exchange-traded contracts, as applicable, had the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. In certain circumstances, MS&Co. may not have posted collateral and as such, in the event of default by MS&Co., the Master was exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may have been reduced since the exchange’s clearinghouse interposed its credit between buyer and seller and the clearinghouse’s guarantee funds may have been available in the event of a default.

PGR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

The following table indicates the gross fair values of derivative instruments of futures contracts as separate assets and liabilities as of December 31, 2016. The Master did not hold any derivative instruments as of December 31, 2017 (termination of operations).

	December 31,
	2016
Assets
Futures Contracts
Currencies	$60,836
Energy	84,317
Grains	17,285
Indices	140,252
Interest Rates U.S.	20,633
Interest Rates Non-U.S.	58,106
Metals	18,105
Softs	112,652

Total unrealized appreciation on open futures contracts	512,186

Liabilities
Futures Contracts
Currencies	(80,857)
Energy	(1,545)
Grains	(37,612)
Indices	(96,466)
Interest Rates U.S.	(88,383)
Interest Rates Non-U.S.	(70,155)
Metals	(145,585)
Softs	(11,296)

Total unrealized depreciation on open futures contracts	(531,899)

Net unrealized depreciation on open futures contracts	$(19,713)	*

*	This amount is in “Net unrealized depreciation on open futures contracts” in the Statements of Financial Condition.

PGR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2017 (termination of operations), 2016 and 2015.

Sector	2017		2016		2015
Currencies	$(501,953)		$440,489		$(361,572)
Energy	(1,367,127)		(1,526,400)		2,369,772
Grains	(202,492)		(185,267)		(124,681)
Indices	2,421,932		(16,850)		(1,944,809)
Interest Rates U.S.	(327,568)		192,891		(230,708)
Interest Rates Non-U.S.	(438,003)		322,382		502,764
Livestock	(6,540)		12,620		(148,980)
Metals	(797,860)		(921,633)		623,956
Softs	(407)		(25,742)		(323,433)

Total	$(1,220,018)	***	$(1,707,510)	***	$362,309	***

***   This amount is in “Total trading results” in the Statements of Income and Expenses.

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as inputs the spot prices, interest rates and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Master considered prices for commodity futures, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations were not readily available were priced by pricing services that derived fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2017 (termination of operations) and 2016, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the beginning of the reporting period. For the years ended December 31, 2017 (termination of operations) and 2016, there were no transfers of assets or liabilities between Level 1 and Level 2. The Master did not hold any investments as of December 31, 2017 (termination of operations).

PGR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

December 31, 2016	Total	Level 1	Level 2	Level 3
Assets
Futures	$512,186	$512,186	$-	$-

Total assets	$512,186	$512,186	$-	$-

Liabilities
Futures	$531,899	$531,899	$-	$-

Total liabilities	$531,899	$531,899	$-	$-

6.	Subscriptions, Distributions and Redemptions:

Subscriptions were accepted monthly from investors who became limited partners on the first day of the month after their subscriptions were processed. Distributions were made on a pro-rata basis at the sole discretion of the General Partner. Generally, a limited partner withdrew all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption had been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals were classified as a liability when the limited partner elected to redeem and informed the Master. However, a limited partner also had the right to request a withdrawal as of the end of any day if such request was received by the General Partner at least three days in advance of the proposed withdrawal day.

PGR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the years ended December 31, 2017 (termination of operations), 2016 and 2015 were as follows:

	2017*	2016	2015
Ratios to Average Limited Partners’ Capital:

Net investment loss **	(0.2) %	(0.2) %	(0.4) %

Operating expenses before expense reimbursements	1.3%	0.8%	0.7%

Expense reimbursements	(0.5) %	(0.4) %	(0.3) %

Operating expenses after expense reimbursements	0.8%	0.4%	0.4%

Total return	(3.7) %	(8.2) %	1.4%

*	Average partners’ capital is calculated using pre-liquidation partners’ capital.

**	Interest income less total expenses, net of expense reimbursements.

The above ratios and total return may have varied for individual investors based on the timing of capital transactions during the year. Additionally, these ratios were calculated for the limited partner class using the limited partners’ share of income, expenses and average partners’ capital.

8.	Financial Instrument Risks:

In the normal course of business, the Master was party to financial instruments with off-balance-sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may have included futures, forwards, options and swaps, whose values were based upon an underlying asset, index, or reference rate, and generally represented future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may have been traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments included futures and certain standardized forward, option and swap contracts. Certain swap contracts may have also been traded on a swap execution facility or OTC. OTC contracts were negotiated between contracting parties and also included certain forward and option contracts. Each of these instruments was subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts were greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Futures Contracts. The Master traded futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may have been made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. When the contract was closed, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and its value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and net change in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

PGR Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets were traded. The Master was exposed to market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default was typically limited to the amounts recognized in the Statements of Financial Condition and was not represented by the contract or notional amounts of the instruments. The Master’s risk of loss was reduced through the use of legally enforceable master netting agreements with counterparties that permitted the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk, as MS&Co. or an MS&Co. affiliate was the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments was reduced to the extent that, through MS&Co. or an MS&Co. affiliate, the Master’s counterparty was an exchange or clearing organization.

The General Partner monitored and attempted to mitigate the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believed that it had effective procedures for evaluating and limiting the credit and market risks to which the Master may have been subject. These monitoring systems generally allowed the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provided account analysis of futures and forward contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these financial instruments matured within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not have been held to maturity.

In the ordinary course of business, the Master entered into contracts and agreements that contained various representations and warranties and which provided general indemnifications. The Master’s maximum exposure under these arrangements cannot be determined, as this could include future claims that have not yet been made against the Master. The Master considered the risk of any future obligation relating to these indemnifications to be remote.

9.	Subsequent Events:

The General Partner evaluates events that occur after the balance sheet date but before and up until financial statements are issued. The General Partner has assessed the subsequent events through March 22, 2018, the date the financial statements were available to be issued and has determined that, other than disclosed in Note 10, “Liquidation of the Master” there were no subsequent events requiring adjustment to or disclosure in the financial statements.

10.	Liquidation of the Master:

Payment of the Master’s liquidation redemptions payable to the Funds was made on January 3, 2018.